Chembio’s Avi Pelossof Joining Inverness
New Role to Include Marketing of Chembio’s HIV Tests

New York, December 6, 2006- (OTCBB:CEMI) - Avi Pelossof, Chembio’s Vice President of Sales, Marketing and Business Development, has resigned from Chembio to accept a new position that is being created at Inverness Medical Innovations, Inc. (AMEX:IMA) in which he will have global responsibility for all of Inverness’ HIV and other blood borne virus rapid tests and related products. Notably, this responsibility will include development and implementation of the marketing strategy for Chembio’s rapid HIV tests products in the United States and other markets pursuant to the marketing agreements Inverness announced with Chembio in October. Mr. Pelossof’s transition to Inverness will occur during January, 2007.

Larry Siebert, President and CEO of Chembio, commented, “Avi Pelossof has been a valuable member of our team for many years, and he remains a good friend and significant shareholder of Chembio. Given our agreements with Inverness and Avi’s knowledge of the market, I believe he will be in a position to bring a lot of value to both Inverness and Chembio in his new position. As a result of this development, the marketing role that Inverness has for our HIV tests, and the growing opportunities for our DPP™ technology, we are assessing our current marketing organization and what our requirements will be going forward.”

Ron Zwanziger, CEO of Inverness Medical Innovations, commented, “We are very excited to have Avi join us and we look forward to his contributions to develop and implement our marketing strategy for HIV rapid tests in the U.S. and other markets as part of our ongoing relationship with Chembio to commercialize HIV technology. “

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Matty Arce- 631-924-1135 ext 123.